Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz

713-435-1077

FOR IMMEDIATE RELEASE

Kirby Corporation Appoints Susan W. Dio to Board of Directors

Underscores Commitment to Ongoing Board Refreshment

Houston, Texas (Jan. 24, 2023) – Kirby Corporation (NYSE: KEX) (“Kirby” or “the Company”) today announced the appointment of Susan W. Dio to the Company’s Board, effective January 24, 2023. Following the appointment of Ms. Dio, the Kirby Board of Directors will expand to ten directors, nine of whom are independent.

Ms. Dio is a proven executive with more than 25 years of experience in international refining, petrochemicals and oil and gas. She most recently served as Chairman and President of BP America, providing oversight for BP’s businesses in the United States. She previously served as Chief Executive Officer of BP Shipping, where she reset the organization’s strategy and operations while modernizing the company’s fleet. She also served as BP’s Head of Audit for Refining and Marketing where she focused on integrating safety and operational risk in the organization.

"We are delighted to welcome Susan to the Board and look forward to benefiting from her strategic acumen and deep industry experience,” said Joseph H. Pyne, Chairman of the Kirby Board of Directors. “Susan’s appointment reflects our commitment to ongoing Board refreshment and focus on adding diverse perspectives and experiences. We look forward to benefiting from her insights as we continue to provide high quality service and products in a safe, environmentally responsible manner all while delivering significant value to our customer."

Susan W. Dio said, “I am honored to serve on the Board as Kirby continues to evolve its strategic priorities, build on its momentum in its Marine Transportation business and progress its electrification strategy in Distribution and Services. I look forward to working with my fellow directors and the management team to continue driving shareholder value.”

About Susan W. Dio

From 2018 until her retirement in 2020, Ms. Dio served as Chairman and President of BP America, where she provided leadership and oversight to all BP businesses in the US. Between 2015 and 2018, Ms. Dio was CEO of BP Shipping, which manages the fleet of BP-operated and chartered vessels. While CEO of BP Shipping, she served as an independent director with Britannia Steam Ship Insurance Associations, Ltd., a mutual insurance association, and was a director and vice chair of the Oil Companies International Marine Forum. She also was a member of the supervisory board of the UK Chamber of Shipping, a director and advisory committee member on the International Tanker Owners Pollution Federation Limited and a member’s representative with the Alaska Tanker Company. Previously, Ms. Dio was based in Houston as BP’s Head of Audit for Refining and Marketing and ran BP’s Bulwer Island Refinery in Brisbane, Australia. She also led the restructuring of the BP chemicals business at BP’s Texas City site outside of Houston after spending several years managing the commercial business at the company’s former refinery there. Earlier in her career, Ms. Dio worked in other petrochemicals, engineering and commercial roles in Texas, Alabama and London.

55 Waugh Drive Suite 1000 P. O. Box 1745 Houston, Texas 77251 713-435-1000 Fax 713-435-1010

A certified chemical engineer, Ms. Dio earned her bachelor’s degree with honors in chemical engineering from the University of Mississippi. She subsequently served on engineering advisory councils at Texas A&M University. A champion for women in the energy industry, she received the Manufacturing Institute’s STEP Award for Women in Manufacturing in 2014.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.